FORM OF

EXPENSE LIMITATION/REIMBURSEMENT AGREEMENT

THIS AGREEMENT, made as of November 5, 2014, as amended and restated [•], by and between EQUINOX FUND MANAGEMENT, LLC, as Assigned pursuant to the Transfer and Assumption Agreement dated August 21, 2015, between EQUINOX FUND MANAGEMENT, LLC and EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP, (the “Adviser”), ASPECT CAPITAL LIMITED (the “Sub-Adviser”) and EQUINOX FUNDS TRUST (the “Trust”), on behalf of EQUINOX ASPECT CORE DIVERSIFIED STRATEGY FUND (the “Fund”).

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses to ensure that total annual operating expenses for Class I shares, excluding taxes, interest, extraordinary items, and brokerage commissions do not exceed the levels described below.

NOW, THEREFORE, the parties agree as follows:

Fee Reduction/Reimbursement. The Adviser agrees that it will reduce its compensation and/or reimburse certain expenses of the Fund, to the extent necessary to ensure that the Fund’s total operating expenses, excluding taxes, interest, extraordinary items, “Acquired Fund fees and expenses” (as defined in Form N-1A) and brokerage commissions, do not exceed 1.45% with respect to Class I shares (on an annual basis) of the Fund’s average daily net assets.

Fee Recovery. The Adviser shall be entitled to recover from the Fund, subject to approval by the Board of Trustees of the Trust, which shall not be unreasonably withheld, such amounts reduced or reimbursed by the Adviser with respect to the Fund pursuant to this Agreement for a period of up to three (3) years from the year in which the Adviser reduced its compensation and/or assumed expenses for the Fund. The recoupment of fees waived or expenses reimbursed are limited to the lesser of (a) the Expense Limitation in effect at the time fees were waived or expenses were reimbursed, and (b) the Expense Limitation in effect at the time of recoupment

Term. This Agreement shall terminate with respect to the Fund on January 31, 2018 unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.

Executed as of the date first set forth above.

EQUINOX FUND MANAGEMENT, LLC

By:
Name:	Robert J. Enck
Title:	President & CEO

EQUINOX FUNDS TRUST, on behalf of the Fund

By:
Name:	Robert J. Enck
Title:	President

ASPECT CAPITAL LIMITED

By:
Name:
Title: